Exhibit 99.1

NEWS RELEASE

Media Contact: Jeremy D. King Regions Bank 205-264-4551	Regions News Online: regions.doingmoretoday.com Regions News on Twitter: @RegionsNews

Alison Rand Appointed to the Regions Financial Corp. and Regions Bank Boards of Directors

An experienced financial executive, Rand will join the Regions Boards effective October 1.

BIRMINGHAM, Ala. – July 19, 2023 – Regions Financial Corp. (NYSE:RF) on Wednesday announced Alison Rand has been appointed to the boards of Regions Financial Corp. and its subsidiary, Regions Bank. Her term will begin Oct. 1, 2023.

An experienced corporate executive, Rand has served as Executive Vice President and Chief Financial Officer for Primerica for 23 years. Based in metro Atlanta, Primerica delivers a range of financial products and services centered on the needs of middle-income households in the United States and Canada.

As a member of Primerica’s executive team, Rand was an integral part of the company’s initial public offering in 2010 and continued to help grow the company by concentrating on investor relations, strategic planning, capital management, product development and financial reporting and analysis. In her CFO role, Rand is responsible for the management of Primerica’s finances, optimizing capital, driving innovation through product development and casting a long-term strategic vision. In addition, she oversees all aspects of Primerica’s finance and accounting functions, treasury, capital management, tax, investor relations and more. Rand serves as a key spokesperson with the investor and analyst communities.

“Alison’s depth of experience will complement the vision and focus of the Regions Boards of Directors as we develop and enhance strategies to support the company’s commitment to deliver consistent, sustainable long-term performance,” said Charles McCrary, Chair of the Regions Financial Corp. and Regions Bank Boards. “The Regions mission is to make life better for the people we serve, and we accomplish that by creating shared value for customers, associates, communities and shareholders. With her strong financial management background and her passion for community engagement and superior service, Alison will be a significant contributor as we accomplish short-term priorities and long-term objectives on behalf of everyone we serve.”

Alison Rand has been appointed to the Regions Financial Corp. and Regions Bank Boards of Directors, effective Oct. 1, 2023.

Prior to being named as CFO for Primerica, Rand served in various financial leadership positions at Primerica. She began her career in 1990 at KPMG in the Audit department.

Rand is a graduate of the University of Florida, where she earned a Bachelor of Science in Accounting. She serves on several nonprofit boards, including The University of Florida Foundation and Junior Achievement of Georgia. Further, she participates in advisory boards for the University of Georgia Terry College of Business and the University of Florida Warrington College of Business.

“Living in metro Atlanta – a market where Regions has made significant investments in terms of locations, talent and community engagement – I am very familiar with the Regions brand and its strong reputation for customer service and community support,” Rand said. “I am honored to be a part of a company whose values of doing what is right and focusing on the customer so closely align with mine, and I’m pleased to lend my knowledge and experience to help Regions consistently attain its goals for long-term, sustainable growth.”

With the addition of Rand, the Regions Boards will consist of 14 members. Upon joining the Regions Boards, Rand will serve on the Technology Committee. It is expected that she will join the Audit Committee upon her previously announced retirement from Primerica.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes supporting both Regions Financial Corp. and Regions Bank. Board members have adopted comprehensive Corporate Governance Principles to guide their oversight and independent governance. The Corporate Governance Principles affirm the Boards will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure the Boards maintain an appropriate mix of skills and characteristics to meet the needs of Regions and the people it serves.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $154 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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